Filed Pursuant to Rule 424(b)(3)

Registration No. 333-175989

DIVIDEND CAPITAL DIVERSIFIED PROPERTY FUND INC.

SUPPLEMENT NO. 15 DATED APRIL 1, 2013

TO THE PROSPECTUS DATED JULY 12, 2012

This prospectus supplement (this “Supplement”) is part of and should be read in conjunction with the prospectus of Dividend Capital Diversified Property Fund Inc., dated July 12, 2012 as supplemented by Supplement No. 1, dated August 1, 2012, Supplement No. 2, dated August 13, 2012, Supplement No. 3, dated September 4, 2012, Supplement No. 4, dated September 10, 2012, Supplement No. 5, dated October 1, 2012, Supplement No. 6, dated November 1, 2012, Supplement No. 7, dated November 14, 2012, Supplement No. 8, dated December 3, 2012, Supplement No. 9, dated December 21, 2012, Supplement No. 10, dated January 3, 2013, Supplement No. 11, dated January 30, 2013, Supplement No. 12, dated February 1, 2013, Supplement No. 13 dated March 1, 2013 and Supplement No. 14, dated March 22, 2013 (the “Prospectus”). Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus. The purpose of this Supplement is to disclose the daily NAV per share, as determined in accordance with our valuation procedures, for each business day from March 1 through March 31, 2013, for each of our classes of common stock.

Monthly Pricing Information (unaudited)

Below is the NAV per share, as determined in accordance with our valuation procedures, for each business day from March 1 through March 31, 2013:

Date	NAV per Share
	Class E	Class A	Class W	Class I
March 1, 2013	$6.74	$6.74	$6.74	$6.74
March 4, 2013	$6.75	$6.75	$6.75	$6.75
March 5, 2013	$6.75	$6.75	$6.75	$6.75
March 6, 2013	$6.75	$6.75	$6.75	$6.75
March 7, 2013	$6.75	$6.75	$6.75	$6.75
March 8, 2013	$6.75	$6.75	$6.75	$6.75
March 11, 2013	$6.75	$6.75	$6.75	$6.75
March 12, 2013	$6.75	$6.75	$6.75	$6.75
March 13, 2013	$6.75	$6.75	$6.75	$6.75
March 14, 2013	$6.75	$6.75	$6.75	$6.75
March 15, 2013	$6.75	$6.75	$6.75	$6.75
March 18, 2013	$6.75	$6.75	$6.75	$6.75
March 19, 2013	$6.75	$6.75	$6.75	$6.75
March 20, 2013	$6.75	$6.75	$6.75	$6.75
March 21, 2013	$6.75	$6.75	$6.75	$6.75
March 22, 2013	$6.77	$6.77	$6.77	$6.77
March 25, 2013	$6.77	$6.77	$6.77	$6.77
March 26, 2013	$6.77	$6.77	$6.77	$6.77
March 27, 2013	$6.79	$6.79	$6.79	$6.79
March 28, 2013	$6.79	$6.79	$6.79	$6.79

On any day, our share sales and redemptions are made based on the day’s applicable per share NAV carried out to four decimal places. On each business day, our NAV per share for each class is (1) posted on our website, www.dividendcapitaldiversified.com, and (2) made available on our toll-free, automated telephone line, (888) 310-9352.